EXHIBIT 4.1



               INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA


                                                              See Reverse for
                                                           Certain Distinctions

                          EDGETECH INTERNATIONAL, INC.


         TOTAL AUTHORIZED ISSUE 250,000,000 SHARES PAR VALUE $.001 EACH

                                  COMMON STOK



THIS IS TO CERTIFY THAT _____________________ IS THE OWNER OF __________________
fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

WITNESS, the seal of the Corporation and the signatures of its duly authorized officers.

DATED

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